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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 20 to Registration Statement No. 333-114401 of Hartford Life Insurance Company Separate Account Twelve on Form S-6, of our report dated February 27, 2015, relating to the consolidated financial statements of Hartford Life Insurance Company as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014, and of our report dated April 28, 2015, relating to the statements of assets and liabilities of Hartford Life Insurance Company Separate Account Twelve as of December 31, 2014, and the related statements of operations and changes in net assets for each of the periods presented in the three years then ended, and the financial highlights in Note 6 for each of the periods presented in the five years then ended, both appearing in Part I of such Registration Statement, and to the reference to us under the heading "Experts", also included in Part I of such Registration Statement.

/s/ Deloitte & Touche LLP
Hartford, Connecticut
April 28, 2015